News Release	Advance Auto Parts
5008 Airport Road
Roanoke, VA 24012

Shelly Whitaker, APR
Media Contact
t: 540-561-8452
e: shelly.whitaker@advanceautoparts.com

Joshua Moore
Investor Contact
t: 952-715-5076
e: joshua.moore@advanceautoparts.com

ADVANCE AUTO PARTS REPORTS SECOND QUARTER FISCAL 2012 RESULTS

ROANOKE, Va, August 9, 2012 - Advance Auto Parts, Inc. (NYSE: AAP), a leading retailer of automotive aftermarket parts, accessories, batteries, and maintenance items, today announced its financial results for the second fiscal quarter ended July 14, 2012. Second quarter earnings per diluted share (EPS) were $1.34 which was an 8.2% decrease versus the second quarter last year. Year-to-date, EPS was $3.14 which was an increase of 12.5% over the same period last year.

Second Quarter Performance Summary

	Twelve Weeks Ended		Twenty-Eight Weeks Ended
	July 14, 2012	July 16, 2011	July 14, 2012	July 16, 2011

Sales (in millions)	$1,461.0	$1,479.8	$3,418.3	$3,377.9

Comp Store Sales %	(2.7%)	2.5%	0.0%	1.9%

Gross Profit %	49.9%	49.7%	50.0%	50.2%

SG&A %	38.3%	37.0%	38.5%	39.1%

Operating Income %	11.6%	12.8%	11.5%	11.1%

Diluted EPS	$1.34	$1.46	$3.14	$2.79

Avg Diluted Shares (in thousands)	74,084	77,426	74,157	79,484

“As we anticipated, our second quarter faced weak consumer demand in both DIY and Commercial which resulted in our performance coming in at the low end of our outlook. The most significant slowdown was within our cold weather markets, principally in the Northeast and Great Lakes regions of the U.S.,” said Darren R. Jackson, President and Chief Executive Officer.  “We remain encouraged by our positive comp store sales growth during the last period of our quarter, as well as the long-term fundamentals of our industry. As we look to the balance of the year we continue to focus on growing Commercial and competing more effectively through investments in areas such as Hub and inventory upgrades, our Commercial Sales Force and the launch of the new Advance Commercial Credit program.”

Fiscal Second Quarter and Year-to-Date Highlights

Total sales for the second quarter decreased 1.3% to $1.46 billion, compared with total sales of $1.48 billion during the second quarter of fiscal 2011. The sales decrease reflected a comparable store sales decrease of 2.7% versus a comparable store sales increase of 2.5% during the second quarter of fiscal 2011, partially offset by the net addition of 65 new stores during the past 12 months. Year-to-date, total sales increased 1.2% to $3.42 billion, compared with total sales of $3.38 billion over the same period last year.

The Company's gross profit rate was 49.9% of sales during the second quarter as compared to 49.7% during the second quarter last year. The 16 basis-point increase in gross profit rate was primarily due to improved store shrink and lower supply chain costs, partially offset by increased promotional activity. Year-to-date, the Company's gross profit rate was 50.0%, a 14 basis-point decrease over the same period in fiscal 2011.

The Company's SG&A rate was 38.3% of sales during the second quarter as compared to 37.0% during the same period last year. The 135 basis-point increase was primarily due to expense deleverage as a result of the Company's lower sales volume and a planned shift in expenses that occurred during the second quarter versus the first quarter. Year-to-date, the Company's SG&A rate was 38.5% versus 39.1% during the same period last year.

The Company's operating income during the second quarter of $169.2 million decreased 10.4% versus the second quarter of fiscal 2011. On a rate basis, operating income was 11.6% of total sales as compared to 12.8% during the second quarter of fiscal 2011.

Operating cash flow decreased 12.4% to $411.4 million from $469.6 million through the second quarter of fiscal 2011. Free cash flow was $265.4 million versus $287.3 million through the second quarter of fiscal 2011. Capital expenditures were $146.3 million as compared to $151.6 million through the second quarter of fiscal 2011.

“While we are not satisfied with our second quarter performance, resulting from weaker consumer demand, we remain committed to our strategic investments in commercial and availability as they are foundational to our future growth,” said Mike Norona, Executive Vice President and Chief Financial Officer. “Given the continued softness in our business trends, we believe it's prudent to be cautious in our outlook for both sales and profitability for the balance of the year. As a result, we now anticipate our fiscal 2012 comparable store sales to be flat to slightly down and our EPS to be in the range $5.25 to $5.35 per share.”

Comparable Key Financial Metrics and Statistics (1)

	Twelve Weeks Ended		Twenty-Eight Weeks Ended		Fifty-Two Weeks Ended
	July 14, 2012	July 16, 2011	July 14, 2012	July 16, 2011	FY 2011	FY 2010

Sales Growth %	(1.3%)	4.4%	1.2%	4.0%	4.1%	9.5%

Sales per Store (2)	$1,697	$1,700	$1,697	$1,700	$1,708	$1,697

Operating Income per Store (3)	$187	$170	$187	$170	$184	$168

Return on Invested Capital (4)	19.9%	18.5%	19.9%	18.5%	19.5%	17.5%

Gross Margin Return on Inventory (5)	7.0	5.9	7.0	5.9	6.6	5.1

Total Store Square Footage, end of period	26,927	26,400	26,927	26,400	26,663	25,950

Total Team Members, end of period	53,464	52,141	53,464	52,141	52,002	51,017

(1)
In thousands except for gross margin return on inventory and total Team Members. The financial metrics presented are calculated on an annual basis and accordingly reflect the last four quarters completed, except for Sales Growth % and where noted.

(2)	Sales per store is calculated as net sales divided by an average of beginning and ending store count.

(3)	Operating income per store is calculated as operating income divided by an average of beginning and ending store count.

(4)	Return on invested capital (ROIC) is calculated in detail in the supplemental financial schedules.

(5)	Gross margin return on inventory is calculated as gross profit divided by an average of beginning and ending inventory, net of accounts payable and financed vendor accounts payable.

Store Information

During the second quarter, the Company opened 10 stores, including three Autopart International stores. Year-to-date, the Company opened 35 stores, including six Autopart International stores. As of July 14, 2012, the Company's total store count was 3,692 including 203 Autopart International stores. The Company remains on pace to open approximately 120 to 140 stores in fiscal 2012.

Dividend

On August 7, 2012, the Company's Board of Directors declared a regular quarterly cash dividend of $0.06 per share to be paid on October 5, 2012 to stockholders of record as of September 21, 2012.

Investor Conference Call

The Company will host a conference call on Thursday, August 9, 2012 at 10:00 a.m. Eastern Daylight Time to discuss its quarterly results. To listen to the live call, please log on to the Company's website, www.AdvanceAutoParts.com, or dial (866) 908-1AAP. The call will be archived on the Company's website until August 9, 2013.

About Advance Auto Parts

Headquartered in Roanoke, Va., Advance Auto Parts, Inc., a leading automotive aftermarket retailer of parts, accessories, batteries, and maintenance items in the United States, serves both the do-it-yourself and professional installer markets. As of July 14, 2012, the Company operated 3,692 stores in 39 states, Puerto Rico, and the Virgin

Islands. Additional information about the Company, employment opportunities, customer services, and online shopping for parts, accessories and other offerings can be found on the Company's website at www.AdvanceAutoParts.com.

Certain statements contained in this release are forward-looking statements, as that statement is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate. These statements discuss, among other things, expected growth and future performance, including store growth, capital expenditures, comparable store sales, SG&A, operating income, gross profit rate, free cash flow, profitability and earnings per diluted share for fiscal year 2012. These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company's products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, business interruptions, information technology security, availability of suitable real estate, dependence on foreign suppliers and other factors disclosed in the Company's 10-K for the fiscal year ended December 31, 2011 on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results described in these forward-looking statements. The Company intends these forward-looking statements to speak only as of the time of this news release and does not undertake to update or revise them as more information becomes available.

###

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	July 14, 2012	December 31, 2011	July 16, 2011

Assets

Current assets:
Cash and cash equivalents	$448,594	$57,901	$68,820
Receivables, net	159,349	140,007	122,188
Inventories, net	2,096,341	2,043,158	2,091,913
Other current assets	60,883	52,754	59,245
Total current assets	2,765,167	2,293,820	2,342,166

Property and equipment, net	1,263,680	1,223,099	1,172,132
Assets held for sale	788	615	707
Goodwill	76,389	76,389	34,387
Intangible assets, net	29,468	31,380	24,839
Other assets, net	33,654	30,451	29,237
	$4,169,146	$3,655,754	$3,603,468

Liabilities and Stockholders' Equity

Current liabilities:
Current portion of long-term debt	$760	$848	$991
Accounts payable	1,738,101	1,653,183	1,570,320
Accrued expenses	417,663	385,746	396,187
Other current liabilities	135,517	148,098	118,537
Total current liabilities	2,292,041	2,187,875	2,086,035

Long-term debt	599,696	415,136	565,420
Other long-term liabilities	218,308	204,829	187,735
Total stockholders' equity	1,059,101	847,914	764,278
	$4,169,146	$3,655,754	$3,603,468

NOTE: These preliminary condensed consolidated balance sheets have been prepared on a basis consistent with our previously prepared balance sheets filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by generally accepted accounting principles, or GAAP, for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Twelve Week Periods Ended
July 14, 2012 and July 16, 2011
(in thousands, except per share data)
(unaudited)

	July 14, 2012	July 16, 2011

Net sales	$1,460,983	$1,479,839
Cost of sales, including purchasing and warehousing costs	732,125	743,991
Gross profit	728,858	735,848
Selling, general and administrative expenses	559,663	546,921
Operating income	169,195	188,927
Other, net:
Interest expense	(7,947)	(8,007)
Other expense, net	(55)	(212)
Total other, net	(8,002)	(8,219)
Income before provision for income taxes	161,193	180,708
Provision for income taxes	61,587	67,601
Net income	$99,606	$113,107

Basic earnings per share (a)	$1.36	$1.48
Diluted earnings per share (a)	$1.34	$1.46

Average common shares outstanding (a)	73,150	75,979
Average common shares outstanding - assuming dilution (a)	74,084	77,426

(a)
Average common shares outstanding is calculated based on the weighted average number of shares outstanding during the quarter. At July 14, 2012 and July 16, 2011, we had 73,325 and 74,072 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Twenty-Eight Week Periods Ended
July 14, 2012 and July 16, 2011
(in thousands, except per share data)
(unaudited)

	July 14, 2012	July 16, 2011

Net sales	$3,418,275	$3,377,902
Cost of sales, including purchasing and warehousing costs	1,708,744	1,683,853
Gross profit	1,709,531	1,694,049
Selling, general and administrative expenses	1,315,772	1,319,145
Operating income	393,759	374,904
Other, net:
Interest expense	(17,801)	(17,726)
Other income (expense), net	447	(157)
Total other, net	(17,354)	(17,883)
Income before provision for income taxes	376,405	357,021
Provision for income taxes	143,293	134,331
Net income	$233,112	$222,690

Basic earnings per share (a)	$3.19	$2.85
Diluted earnings per share (a)	$3.14	$2.79

Average common shares outstanding (a)	73,003	77,973
Average common shares outstanding - assuming dilution (a)	74,157	79,484

(a)
Average common shares outstanding is calculated based on the weighted average number of shares outstanding during the year-to-date period. At July 14, 2012 and July 16, 2011, we had 73,325 and 74,072 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
Twenty-Eight Week Periods Ended
July 14, 2012 and July 16, 2011
(in thousands)
(unaudited)

	July 14, 2012	July 16, 2011

Cash flows from operating activities:
Net income	$233,112	$222,690
Depreciation and amortization	98,527	92,973
Share-based compensation	9,280	9,992
Provision for deferred income taxes	1,526	25,962
Excess tax benefit from share-based compensation	(20,685)	(4,780)
Other non-cash adjustments to net income	2,232	2,674
(Increase) decrease in:
Receivables, net	(19,342)	2,057
Inventories, net	(53,183)	(228,043)
Other assets	(7,483)	17,162
Increase in:
Accounts payable	84,918	278,207
Accrued expenses	75,037	41,922
Other liabilities	7,444	8,734
Net cash provided by operating activities	411,383	469,550

Cash flows from investing activities:
Purchases of property and equipment	(146,281)	(151,595)
Proceeds from sales of property and equipment	268	1,028
Net cash used in investing activities	(146,013)	(150,567)

Cash flows from financing activities:
Decrease in bank overdrafts	(16,181)	(7,820)
Decrease in financed vendor accounts payable	—	(31,648)
Net (payments) borrowings on credit facilities	(115,000)	265,000
Issuance of senior unsecured notes	299,904	—
Payment of debt related costs	(2,648)	(3,561)
Dividends paid	(13,196)	(14,155)
Proceeds from the issuance of common stock, primarily exercise of stock options	6,260	10,514
Tax withholdings related to the exercise of stock appreciation rights	(24,214)	(2,841)
Excess tax benefit from share-based compensation	20,685	4,780
Repurchase of common stock	(25,042)	(529,176)
Contingent consideration related to previous business acquisition	(4,755)	—
Other	(490)	(465)
Net cash provided by (used in) financing activities	125,323	(309,372)

Net increase in cash and cash equivalents	390,693	9,611
Cash and cash equivalents, beginning of period	57,901	59,209
Cash and cash equivalents, end of period	$448,594	$68,820

NOTE: These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with previously prepared statements of cash flows filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Supplemental Financial Schedules
Twenty-Eight Week Periods Ended
July 14, 2012 and July 16, 2011
(in thousands)
(unaudited)

Reconciliation of Free Cash Flow:

	July 14, 2012	July 16, 2011

Cash flows from operating activities	$411,383	$469,550
Cash flows used in investing activities	(146,013)	(150,567)
	265,370	318,983

Decrease in financed vendor accounts payable	—	(31,648)

Free cash flow	$265,370	$287,335

Note: Management uses free cash flow as a measure of our liquidity and believes it is a useful indicator to stockholders of our ability to implement our growth strategies and service our debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of cash flows.

Detail of Return on Invested Capital (ROIC) Calculation:
	Last Four Quarters Ended
	July 14, 2012	July 16, 2011

Net income	$405,103	$358,401
Add:
After-tax interest expense and other, net	19,168	19,619
After-tax rent expense	193,850	190,984
After-Tax Operating Earnings	618,121	569,004

Average assets (less cash)	3,627,600	3,351,278
Less: Average liabilities (excluding total debt)	(2,391,184)	(2,116,364)
Add: Capitalized lease obligation (rent expense * 6) (a)	1,873,212	1,837,002
Total Invested Capital	3,109,628	3,071,916

ROIC	19.9%	18.5%

Rent expense	$312,202	$306,167
Interest expense and other, net	$30,877	$31,451

(a)	Capitalized lease obligation is estimated as annualized rent expense for the applicable period times six years.

Note: Management uses ROIC to evaluate return on investments to the business and believes it is a useful indicator to stockholders given the future investments the Company plans to make in areas including information technology, supply chain and stores. ROIC is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated financial statements. Management believes our comparable results of operations are a useful indicator to stockholders for consistency purposes.